Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 17, 2017, with respect to the abbreviated statements of the Power Controls and Vehicle Technologies Lines of Business of Enovation Controls, LLC included in this Current Report of Sun Hydraulics Corporation on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Form S-8 (File No. 333-30801, File No. 333-83269, File No. 333-62816, File No. 333-66008, File No. 333-119367, File No. 333-124174, File No. 333-158245, File No. 333-177448,  and File No. 333-184840).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 17, 2017